As filed with the Securities and Exchange Commission on December 28, 2000
                              Registration No. 333-
                               -------------------

================================================================================

                              ---------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                             -----------------------
                                BALL CORPORATION
               (Exact name of issuer as specified in its charter)

                               Indiana 35-0160610
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

              10 Longs Peak Drive, Broomfield, Colorado 80021-2510
                    (Address of Principal Executive Offices)
                         -------------------------------

         BALL CORPORATION 2000 DEFERRED COMPENSATION COMPANY STOCK PLAN
                BALL CORPORATION 2001 DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                         -------------------------------
          CT Corporation System, 36 S. Pennsylvania Street, Suite 700,
                          Indianapolis, Indiana 46204
                    (Name and address of agent for service)
   Telephone number, including area code, of agent for service (317) 236-8011

                         -------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                     Proposed       Proposed
Title of Each                        Maximum        Maximum         Amount
Class of            Amount           Offering       Aggregate       of
Securities to       to be            Price          Offering        Registration
be Registered       Registered       Per Unit**     Price***        Fee
--------------------------------------------------------------------------------
Common Stock
(without par        100,000 shares   $41.285        $4,128,500      $1,089.92
   value)
 (including
Preferred Stock
Purchase Rights)*1
--------------------------------------------------------------------------------
Deferred            $25,000,000      100%           $25,000,000     $6,600.00
Compensation
Obligations2
================================================================================
Total                                               $29,128,500     $7,689.92
--------------------------------------------------------------------------------

(*)Each share of Ball Corporation Common Stock includes a right ("Ball Right") to purchase Series A Junior Participating Preferred Stock of Ball or, under certain circumstances, Ball Common Stock, cash, property or other securities of Ball.

(**)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 (the "Securities Act") based upon the average of the low (40.38) and high (42.19) reported sales prices of the Registrant's Common Stock, without par value, as reported on the New York Stock Exchange Composite Transactions Tape on December 21, 2000.

(***) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act.

--------
1 Includes Deferred Compensation Obligations (units) (accounted for in the price of Ball Common Stock) which are unsecured obligations of Ball Corporation to pay deferred compensation, including Ball Corporation's matching contributions, in the form of Ball Corporation Common Stock in the future in accordance with the terms of the Ball Corporation 2000 Deferred Compensation Company Stock Plan.

2 Includes Deferred Compensation Obligations accounted for in U.S. dollars which are unsecured obligations of Ball Corporation to pay deferred compensation in the future in accordance with the terms of the Ball Corporation 2001 Deferred Compensation Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

           Not required to be filed with this Registration Statement.

Item 2.    Registrant Information and Employee Plan Annual Information

           Not required to be filed with this Registration Statement.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

           Ball Corporation (the "Registrant", "Company" or "Corporation") hereby incorporates the following documents herein by reference:

(a) The Annual Report on Form 10-K of the Registrant for the year ended December 31, 1999;

(b) All reports of the Registrant filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1998.

(c) The Company's Notice of the 2000 Annual Meeting of Shareholders and Proxy Statement dated March 15, 2000 issued in connection with the Annual Meeting of Shareholders on April 26, 2000.

(d) The description of the Company's Common Stock contained in the Company's Form 8-A Registration Statement filed October 31, 1973, including any amendment or report filed for the purpose of updating such description.

(e) The Rights Agreement dated as of July 24, 1996, between the Company and The First Chicago Trust Company of New York (filed by incorporation by reference to the Form 8-A Registration Statement, No. 1-7349 dated August 1, 1996, and filed August 2, 1996.

(f) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

(1) The Securities offered hereby are shares of Ball Corporation Common Stock and Deferred Compensation Obligations under the Ball Corporation 2000 Deferred Compensation Company Stock Plan ("2000 Plan") which are being offered to eligible employees and directors of the Company and its participating affiliated corporations under the 2000 Plan. The Securities offered under the Ball Corporation 2001 Deferred Compensation Plan ("2001 Plan") are only Deferred Compensation Obligations of Ball Corporation which are being offered to eligible employees of the Company and its participating affiliated corporations under the 2001 Plan. The 2000 Plan and the 2001 Plan collectively are referred to as the "Plans". The Plans permit participants to defer cash incentive compensation in accordance with the terms of the Plans. The amount of compensation to be deferred by each participant will be based on elections by each participant in accordance with the terms of the Plans. The amounts of eligible cash incentive compensation deferred by participants under the Plans are referred to as the Deferred Compensation Obligations. Pursuant to the 2000 Plan, the Deferred Compensation Obligations are denominated in U.S. dollars and cents and are measured in units ("Units") under the 2000 Plan. Each Unit is equal to the value of one share of the Company's common stock pursuant to the 2000 Plan. The 2000 Plan provides that the Company will match the participant's deferred compensation up to twenty percent (20%) per annum, not to exceed $20,000 per annum per participant. With respect to dividends, the Company will credit the participant's account with Units equal to the value of the dividends, if any, based on the closing price of one share of the Company's common stock on the New York Stock Exchange Composite Listing on the date the dividends are paid. The 2000 Plan provides that the Deferred Compensation Obligations pursuant to the Plan, the Company's twenty percent (20%) match, up to a maximum of $20,000 per annum and Units credited to participants' accounts for dividends, if any, credited to each participant's account, will be paid to the participant in shares of the Company's common stock on the date or dates selected by each participant in accordance with the terms of the Plan or such other date or dates as specified in the Plan.

The Company will use treasury shares to pay the Deferred Compensation Obligations under the Ball Corporation 2000 Deferred Compensation Company Stock Plan. The participants will have no right to vote the shares until the shares are issued to the participants.

(2) The Company is continuing a non-qualifying grantor trust (the "Trust"), commonly known as a "Rabbi Trust" which will be used to pay benefits under the Plans and predecessor deferred compensation plans. The assets of the Trust are subject to the claims of general creditors of the Company. As a result, the Deferred Compensation Obligations will be unfunded and unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness to the Company, from time-to-time, outstanding.

Pursuant to the 2001 Plan, the Deferred Compensation Obligations are measured in U.S. dollars and cents equal to the value of various investments that are made by the participants under the 2001 Plan and which will be payable in the form of U.S. dollars and cents on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan.

The amounts of cash incentive compensation deferred by a participant pursuant to the 2001 Plan will be credited with investment gains and losses by treating the deferral as if it were hypothetically invested in, or indexed to, one or more investment options selected by the participant in accordance with the terms of the 2001 Plan. The investment options include various investment funds with different degrees of risk. Participants may allocate and reallocate amounts among the various investment options periodically, subject to the terms and conditions of the Plan and as provided by and approved by the Compensation Committee. The 2001 Plan is an unfunded and unsecured obligation of the Company to pay deferred obligations in the future in accordance with the terms of the plan. Participants' accounts will be credited with the investment gains and losses in accordance with the performance of the investment funds that each participant has selected under the 2001 Plan.

The Company reserves the right to amend the Plans at any time, including the right to completely terminate the Plans and distribute the benefits payable under the Plans to the participants in the Plans. No amendment will reduce the benefits credited to any participant's account as of the date of such amendment.

A participant's rights, or the rights of any other person to receive a payment of Deferred Compensation Obligations under the 2000 Plan and the 2001 Plan may not be sold, assigned, transferred, pledged, garnished, or encumbered, subject to sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant's or any other person's bankruptcy or insolvency.

Item 5.    Interests of Named Experts and Counsel

               Robert W. McClelland, Associate General Counsel, Ball Corporation, whose legal opinion is attached hereto as Exhibit 5.1, is eligible to participate in the Ball Corporation 2000 Deferred Compensation Company Stock Plan and the Ball Corporation 2001 Deferred Compensation Plan.

Item 6.    Indemnification of Directors and Officers

               Section  23-1-37-8  of  the  Indiana  Business   Corporation  Law
               provides as follows:

               (a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

               (1) The individual's conduct was in good faith; and

               (2) The individual believed: (A) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and (B) In all other cases, that the individual's conduct was at least not opposed to its best interests; and

               (3) In the case of any criminal proceeding, the individual either: (A) Had reasonable cause to believe the individual's conduct was lawful; or (B) Had no reasonable cause to believe the individual's conduct was unlawful.

               (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

               (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

           Section B of Article XII of the Company's Amended Articles of Incorporation provides as follows:

           Indemnification of directors, officers and employees shall be as follows:

           1. The Corporation shall indemnify each person who is or was a director, officer or employee of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise which he is serving or served in any capacity at the request of the Corporation, against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation or of such other corporation, partnership, joint venture, trust or other enterprise or by reason of any past or future action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense is incurred, provided that such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, and, in addition, in any criminal action or proceedings, had no reasonable cause to believe that his conduct was unlawful. Notwithstanding the foregoing, there shall be no indemnification (a) as to amounts paid or payable to the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, for or based upon the director, officer or employee having gained in fact any personal profit or advantage to which he was not legally entitled; (b) as to amounts paid or payable to the Corporation for an accounting of profits in fact made from the purchase or sale of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law; or (c) with respect to matters as to which indemnification would be in contravention of the laws of the State of Indiana or of the United States of America, whether as a matter of public policy or pursuant to statutory provisions.

           2. Any such director, officer or employee who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described herein shall be entitled to indemnification as of right, except to the extent he has otherwise been indemnified. Except as provided in the preceding sentence, any indemnification hereunder shall be granted by the Corporation, but only if (a) the Board of Directors, acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding, shall find that the director, officer or employee has met the applicable standards of conduct set forth in paragraph 1 of this Section B of
Article XII; or (b) outside legal counsel engaged by the Corporation (who may be regular counsel of the Corporation) shall deliver to the corporation its written opinion that such director, officer or employee has met such applicable standards of conduct; or (c) a court of competent jurisdiction has determined that such director, officer or employee has met such standards, in an action brought either by the Corporation, or by the director, officer or employee seeking indemnification, applying de novo such applicable standards of conduct. The termination of any claim, action, suit or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the applicable standards of conduct set forth in paragraph 1 of this Section B of Article XII.

           3. As used in this Section B of Article XII, the term "liability" shall mean amounts paid in settlement or in satisfaction of judgments or fines or penalties, and the term "expense" shall include, but shall not be limited to, attorneys' fees and disbursements, incurred in connection with the claim, action, suit or proceeding. The Corporation may advance expenses to, or where appropriate may at its option and expense undertake the defense of, any such director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that the person is not entitled to indemnification under this Section B of Article XII.

           4. The provisions of this Section B of Article XII shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof. If several claims, issues or matters of action are involved, any such director, officer or employee may be entitled to indemnification as to some matters even though he is not so entitled as to others. The rights of indemnification provided hereunder shall be in addition to any rights to which any director, officer or employee concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such director, officer or employee.

           In addition, the Company has purchased and maintains insurance, as permitted by Indiana law, on behalf of its directors and officers against certain losses which may arise out of their employment and which are recoverable under the indemnification provisions of Ball Corporation's Amended Articles of Incorporation.

Item 7.    Exemption from Registration Claimed

           Not applicable.

Item 8.    Exhibits

3(i) Amended Articles of Incorporation of the Registrant (filed as an Exhibit to Registrant's Current Report on form 8-K dated November 30, 1990, and incorporated herein by reference).

3(ii) Bylaws of Registrant, as amended (filed as an Exhibit to Registrant's Annual Report on Form 10-K dated March 30, 2000, and incorporated herein by reference).

4.1        Ball Corporation 2000 Deferred Compensation Company Stock Plan.

4.2        Ball Corporation 2001 Deferred Compensation Plan.

4.3 The Rights Agreement dated as of July 24, 1996, between the Company and The First Chicago Trust Company of New York (filed by incorporation by reference to the Form 8-A Registration Statement, No. 1-7349 dated August 1, 1996, and filed August 2, 1996.

5.1 Opinion of Robert W. McClelland as to the legality of the securities being registered.

23.1       Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Robert W. McClelland (included in the opinion filed as Exhibit 5.1).

24.1       Powers of Attorney

Undertakings

Item 9.    Undertakings

           (a)    The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events
                    arising  after  the  effective  date  of  the   Registration
                    Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to the information required to be included in a post-effective amendment by those paragraphs if contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of the annual report of the plans pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Broomfield, State of Colorado, on December 14, 2000.

                      BALL CORPORATION
                      (Registrant)

                      By:   /s/ George A. Sissel
                            ---------------------------------------------------
                            George A. Sissel, Chairman and
                            Chief Executive Officer
                            December 14, 2000

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

(1)    Principal Executive Officer:


       /s/ George A. Sissel                            Chairman and
       -----------------------------------------       Chief Executive Officer
       George A. Sissel                                December 14, 2000

(2)    Principal Financial Accounting Officer:


       /s/ Raymond J. Seabrook                         Senior Vice President and
       -----------------------------------------       Chief Financial Officer
       Raymond J. Seabrook                             December 14, 2000

(3)    A Majority of the Board of Directors:

       /s/ Frank A. Bracken                    *       Director
       -----------------------------------------       December 14, 2000
       Frank A. Bracken

       /s/ Howard M. Dean                      *       Director
       -----------------------------------------       December 14, 2000
       Howard M. Dean

       /s/ John T. Hackett                     *       Director
       -----------------------------------------       December 14, 2000
       John T. Hackett

       /s/ R. David Hoover                     *       Vice Chairman, President,
       -----------------------------------------       Chief Operating Officer
       R. David Hoover                                 and Director
                                                       December 14, 2000

       /s/ John F. Lehman                      *       Director
       -----------------------------------------       December 14, 2000
       John F. Lehman

       /s/ Ruel C. Mercure, Jr.                *       Director
       -----------------------------------------       December 14, 2000
       Ruel C. Mercure, Jr.

       /s/ Jan Nicholson                       *       Director
       -----------------------------------------       December 14, 2000
       Jan Nicholson

       /s/ George A. Sissel                    *       Chairman and Chief
       -----------------------------------------       Executive Officer and
       George A. Sissel                                Director
                                                       December 14, 2000

       /s/ William P. Stiritz                  *       Director
       -----------------------------------------       December 14, 2000
       William P. Stiritz

       /s/ Stuart A. Taylor II                 *       Director
       -----------------------------------------       December 14, 2000
       Stuart A. Taylor II

* By George A. Sissel as Attorney-in-Fact pursuant to a Limited Power of Attorney executed by the directors listed above, which Power of Attorney has been filed with the Securities and Exchange Commission.

                             By:   /s/ George A. Sissel
                             ---------------------------------------------------
                             George A. Sissel, As Attorney-in-Fact
                             December 14, 2000

Exhibit
Number                              Description
--------------------------------------------------------------------------------

3(i) Amended Articles of Incorporation of the Registrant (filed as an Exhibit to Registrant's Current Report on form 8-K dated November 30, 1990, and incorporated herein by reference).

3(ii) Bylaws of Registrant, as amended (filed as an Exhibit to Registrant's Annual Report on Form 10-K dated March 30, 2000, and incorporated herein by reference).

4.1        Ball Corporation 2000 Deferred Compensation Company Stock Plan.

4.2        Ball Corporation 2001 Deferred Compensation Plan.

4.3 The Rights Agreement dated as of July 24, 1996, between the Company and The First Chicago Trust Company of New York (filed by incorporation by reference to the Form 8-A Registration Statement, No. 1-7349 dated August 1, 1996, and filed August 2, 1996.

5.1 Opinion of Robert W. McClelland as to the legality of the securities being registered.

23.1       Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Robert W. McClelland (included in the opinion filed as Exhibit 5.1).

24.1       Powers of Attorney